UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

For REGISTRATION of certain classes of SECURITIES

Pursuant to section 12(b) or 12(g) of the

Securities Exchange ACT OF 1934

PAYMENT DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	98-0190072
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

12500 San Pedro, Ste. 120, San Antonio TX	78216
(Address of principal executive offices)	(Zip Code)

Common stock, par value $0.001 per share	The NASDAQ Stock Market LLC
Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 000-30152 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Our Amended and Restated Articles of Incorporation, as amended, authorize us to issue 200,000,000 shares of common stock, par value $0.001 per share.

VOTING RIGHTS. Each share of our common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of stockholders. Stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the voting power can elect all of our directors.

DIVIDEND POLICY. All shares of common stock are entitled to participate ratably in dividends when, as and if declared by our Board of Directors out of the funds legally available therefore. Any such dividends may be paid in cash, property or additional shares of common stock. We presently anticipate that all earnings, if any, will be retained for development of our business. We expect that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent facts. We may never pay dividends on our common stock.

MISCELLANEOUS RIGHTS AND PROVISIONS. Holders of our common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of the Company, each share of our common stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities.

ITEM 2.	EXHIBITS.

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation dated March 28, 2006 (included as exhibit 3.1 to the Form 10-KSB filed March 31, 2006, and incorporated herein by reference).

3.2	Amended and Restated By-laws (included as exhibit 3.2 to the Form 10-KSB filed March 31, 2006, and incorporated herein by reference).

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation dated June 4, 2007 (included as exhibit A to the Schedule 14C filed April 18, 2007, and incorporated herein by reference).

3.4	Certificate of Change pursuant to Nevada Revised Statutes Section 78.209 to the Amended and Restated Articles of Incorporation dated July 20, 2015 (included as exhibit 3.1 to the Current Report on Form 8-K filed July 23, 2015, and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PAYMENT DATA SYSTEMS, INC.

Date: August 5, 2015	By:	/s/ Michael R. Long
Michael R. Long Chairman of the Board and Chief Executive Officer (Principal Executive Officer)